UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 10, 2026

BRAEMAR HOTELS & RESORTS INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35972	46-2488594
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14001 Dallas Parkway
Suite 1100
Dallas
Texas	75240
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 868-7616

14185 Dallas Parkway

Suite 1200

Dallas, Texas 75254

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BHR	New York Stock Exchange
Preferred Stock, Series B	BHR-PB	New York Stock Exchange
Preferred Stock, Series D	BHR-PD	New York Stock Exchange

INTRODUCTORY NOTE

This Current Report on Form 8-K is being filed by Braemar Hotels & Resorts Inc. (the “Company” or “Braemar”) in connection with the completion of the Company’s transition to self-management as an internally managed real estate investment trust (“REIT”). Following the conclusion of a lengthy strategic review process and upon the recommendation of a Special Committee of the Board of Directors (the “Board”) comprised solely of independent directors (the “Special Committee”), the Board approved a plan for the Company to become a self-managed REIT, which included taking steps to terminate the advisory agreement with the Advisor, directly hiring the Company’s management team (including Richard J. Stockton), and reconstituting the Board with new independent directors. The events described herein occurred on or around November 10, 2026, in connection with the consummation of such transition.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Termination and Release Agreement

On November 10, 2026, the Company and certain of its affiliates (collectively, the “Braemar Parties”) entered into a Termination and Release Agreement (the “Termination Agreement”) with Ashford Inc. (“Ashford”) and certain of its affiliates party thereto (collectively, the “Ashford Parties”). Ashford and Ashford Hospitality Advisors LLC are referred to collectively herein as the “Advisor.”

The Termination Agreement relates to the termination of the Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, as amended, most recently by Amendment No. 3 dated May 21, 2026 (the “Advisory Agreement”), and the Letter Agreement dated August 26, 2025, as amended on December 22, 2025 (the “Letter Agreement”). Under the Letter Agreement, the Advisor agreed to accept a negotiated Company Sale Fee in lieu of, and as payment in full of, the full termination payment otherwise payable under the Advisory Agreement and the Letter Agreement (the “Full Termination Payment”). The Advisory Agreement would terminate upon consummation of a Company Sale Transaction and payment of the Company Sale Fee, Accrued Fees and Master Agreement Termination Fee (collectively, the “Termination Payments”). In connection with the termination, the Company was also required to reimburse Ashford for expenses due and payable under Section 5 of the Advisory Agreement, and Ashford was required to remit money collected and held for the Company’s account, subject to permitted deductions, under Section 12.5(d) of the Advisory Agreement (collectively, the “Settlement Amounts”). The Company paid Ashford the agreed estimated net Settlement Amounts (the “Expense Reimbursement”), subject to the reconciliation described below.

A Company Sale Transaction was consummated on July 14, 2026 upon the sale of the Ritz-Carlton Sarasota (Sarasota, Florida), the Hotel Yountville (Yountville, California) and the Bardessono Hotel and Spa (Yountville, California). This sale triggered the Company Sale Fee under the Advisory Agreement, and the Company incurred a related liability of $480.0 million (before accrued fees) during the third quarter of 2026. The Company subsequently paid $173.0 million to the Advisor to pay down a portion of the Company Sale Fee. On August 12, 2026, the Company completed the sale of the Pier House Resort & Spa for a purchase price of $190.5 million in cash, subject to customary pro-rations and adjustments, and the Company subsequently paid $92.0 million to the Advisor to further pay down the Company Sale Fee. On October 28, 2026, the Company completed the sale of the Four Seasons Resort Scottsdale at Troon North for a purchase price of $372.0 million in cash, subject to customary pro-rations and adjustments. The remaining balance of the Termination Payments and the Expense Reimbursement were paid to Ashford in full simultaneously with the execution of the Termination Agreement on November 10, 2026, immediately following which the Advisory Agreement and the Letter Agreement terminated (other than certain surviving provisions described below). The Company did not sell all or substantially all of its assets.

The Master Agreement Termination Fee paid to Ashford was $25.0 million. The Company and the Advisor also agreed to waive the sixty (60) day notice period required by Section 1 of the Letter Agreement Amendment in connection with the Advisory Agreement termination, and as a result, the Advisor forfeited any fees that would otherwise have accrued and been payable to the Advisor during such notice period had it not been so waived.

Effective immediately following Ashford’s receipt of the Termination Payments and the Expense Reimbursement (the “Effective Time”), the parties terminated and canceled the Advisory Agreement, the Letter Agreement and the other contracts listed on Annex I to the Termination Agreement (collectively, the “Terminating Contracts”), subject to the surviving provisions specified in Annex I, and waived applicable notice, cure, waiting and similar procedural requirements. For the contracts listed in items 3 through 18 of Annex I, provisions intended by their terms to survive termination remain in effect. The terminated contracts include the Amended and Restated Braemar Hotel Master Management Agreement, dated as of August 8, 2018, as amended (the “Braemar Master Hotel Management Agreement”). The Braemar Master Project Management Agreement, dated as of August 8, 2018, as amended (the “Braemar Master Project Management Agreement”), continues solely as an accommodation to the Company, at its request, to complete capital expenditure projects commenced before the date of the Termination Agreement in the most efficient and cost-effective manner. The Company may terminate that agreement in its sole discretion upon five (5) days’ prior written notice to Ashford and payment to Ashford of all outstanding amounts accrued but unpaid for services rendered thereunder as of the termination date.

Sections 8.1, 8.3, 9.5, 10, 11 and 12.6 of the Advisory Agreement and Section 5 of the Letter Agreement survive termination in accordance with their terms. The non-solicitation restriction in Section 12.6 does not apply to the solicitation or hiring of employees transferring from the Ashford Parties or their affiliates to the Braemar Parties or their affiliates as of the agreement date in connection with the Company’s transition to self-management.

At the Effective Time, each of the Braemar Parties and the Ashford Parties, on behalf of itself and its affiliates, irrevocably and unconditionally released the other parties and their affiliates and their respective related persons, including directors, officers, employees and equityholders, from all claims, known or unknown, based on events occurring before the Effective Time, and agreed not to assert such claims. The Ashford Parties also released their own past and present directors and officers. The releases exclude claims arising under or relating to the Termination Agreement, the surviving provisions of the Terminating Contracts specified in Annex I, and contracts between the Braemar Parties and the Ashford Parties that are not Terminating Contracts. Released persons who are not parties to the Termination Agreement are intended third-party beneficiaries entitled to enforce the releases and related terms.

The Termination Agreement provides for reciprocal indemnification of the released parties for breaches of the parties’ covenants or obligations, including direct and third-party claims. It also requires advancement of expenses actually incurred or reasonably estimated by a third-party advisor within five (5) business days after receipt of a request. Advances are unsecured and interest-free, continue until a final, nonappealable adjudication of entitlement to indemnification, and are subject to repayment to the extent indemnification is ultimately unavailable. The Termination Agreement further provides that, if the Company commences or intervenes to pursue directly an action or proceeding against any Ashford Party challenging the validity or enforceability of the Termination Agreement, the Advisory Agreement or the Letter Agreement or any provision thereof, challenging the amount or payment of the Termination Payments, or seeking recoupment of any portion of the Termination Payments, the Advisor is entitled to recover from the Company the amount by which the Full Termination Payment exceeds the Company Sale Fee. This provision does not apply to an action or proceeding commenced by a Company stockholder, directly or derivatively, so long as the Company does not intervene to pursue it directly against an Ashford Party, or to an expense reconciliation proceeding under Section 9(c) of the Termination Agreement.

The Settlement Amounts were based on good faith estimates. The parties agreed to negotiate in good faith to reconcile those estimates to actual amounts received or paid after the Effective Time within sixty (60) days after the date of the Termination Agreement (the “Reimbursement Deadline”). If the parties cannot agree on the resulting net amount (the “Final Expense Reimbursement”), they must submit their proposed statements and supporting detail within thirty (30) days after the Reimbursement Deadline to BDO USA, LLP or another mutually selected independent accounting firm for determination within ninety (90) days after the Reimbursement Deadline. That determination is final and binding absent manifest error, actual and intentional fraud, or willful misconduct. Any difference between the Expense Reimbursement and the Final Expense Reimbursement must be paid by the applicable party within three (3) business days after determination by agreement or by the accounting firm. The accounting firm’s costs are allocated in proportion to the amounts unsuccessfully disputed by each party. Submission of a matter to the accounting firm in accordance with the Termination Agreement does not constitute a breach of, or challenge to, the Termination Agreement, the Advisory Agreement or the Letter Agreement.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information set forth in Item 1.01 above is incorporated herein by reference in its entirety.

The Advisory Agreement terminated effective November 10, 2026. As noted above, the Braemar Master Hotel Management Agreement terminated, subject to surviving provisions, and the Braemar Master Project Management Agreement continues on a transitional basis, terminable by Braemar at any time upon five (5) days’ prior written notice to Ashford, together with payment of all amounts accrued and unpaid for services rendered thereunder in the ordinary course of business. The Company currently expects that the Braemar Master Project Management Agreement will terminate in the first quarter of 2027.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

The information in Items 1.01, 1.02 and 5.02 of this Current Report is incorporated by reference herein. The Advisory Agreement terminated effective November 10, 2026, ending the Advisor’s contractual management role, subject to the surviving provisions and transitional arrangements described therein, as well as the Advisor’s right to designate two director candidates for the Company’s Board, as contained in the Company’s Articles of Amendment and Restatement (the “Charter”).

On November 10, 2026, six incumbent directors submitted resignations and the Board appointed seven new independent directors, all to become effective upon the filing of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), as described in Item 5.02. Richard J. Stockton will remain a director, President and Chief Executive Officer. As of this filing, the Proxy Statement has not been filed and the Board changes have not become effective.

The advisory termination and Board reconstitution, when effective, may be deemed to constitute a change in control because they terminate or alter any contractual rights previously exercised by the Advisor, Ashford Inc., Monty J. Bennett or their affiliates, as well as the full transition of the Board. The Company has not identified any particular person or group as acquiring control through these events; the potential change concerns governance authority rather than acquisition of controlling voting ownership.

No voting securities are being issued or transferred in these transactions. As of the date of this filing, the incoming directors do not have any beneficial ownership of the Company’s voting securities. No incoming director or other person paid consideration or used funds to acquire control. The Company’s payments to the Ashford Parties satisfy contractual termination and related obligations, as described in Items 1.01 and 1.02, rather than consideration paid by an acquirer of control.

Except as described in the incorporated disclosures, there are no arrangements or understandings among former or new control persons or groups and their associates concerning director elections or other matters. The pending Board changes described above may subsequently result in a change in control. The Company knows of no other arrangements, including securities pledges, that may subsequently result in a change in control.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

Departing Directors and Officers

In connection with the Company’s transition to self-management, each of the following directors submitted resignations from the Board of Directors on November 10, 2026, effective as of the filing of the Proxy Statement:

•	Monty J. Bennett, Chairman

•	Mary Candace Evans

•	Matthew D. Rinaldi

•	Rebeca Odino-Johnson

•	Kellie Sirna

•	Eric Batis

Each of the foregoing directors has confirmed that his or her decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

James Plohg, who served as Executive Vice President, General Counsel and Secretary of the Company, resigned from his role effective as of November 10, 2026, in connection with the Company’s transition to self-management.

Appointment of New Directors

On November 10, 2026, the Board of Directors appointed the following seven (7) new independent directors to serve on the Board of Directors, effective upon the filing of the Proxy Statement: Craig A. Barbarosh, Kevin Covey, Stephen Haggerty, Daniel J. Hirsch, Kevin Luebbers, Gail P. Steinel, and Stephen W. Theriot. All current directors, other than Mr. Stockton, submitted their resignations on November 10, 2026, effective upon the filing of the Proxy Statement. The result is a new Board with no existing or prior relationships with the Company’s former advisor or Monty J. Bennett, other than Mr. Stockton.

After the filing of the Proxy Statement, it is expected that Stephen Haggerty will be appointed as the independent Chair of the Board. We expect that the committee assignments will be as follows: the Audit Committee of the Board will be comprised of Gail P. Steinel, Kevin Luebbers, and Stephen W. Theriot, with Ms. Steinel serving as Chair; the Compensation Committee of the Board will be comprised of Craig A. Barbarosh, Kevin Covey, and Daniel J. Hirsch, with Mr. Hirsch serving as Chair; and the Nominating and Corporate Governance Committee of the Board will be comprised of Kevin Luebbers, Stephen W. Theriot, and Craig A. Barbarosh, with Mr. Barbarosh serving as Chair. The Company’s compensation consultant has recommended to the new board a compensation package comprised of the following: an annual cash retainer of $75,000 payable quarterly in arrears, with the initial installment paid at the end of the first quarter of 2027 and a prorated payment for partial service during the fourth quarter of 2026; and an annual equity award for shares of the Company’s common stock with a grant date value of $75,000 that will vest on the earlier of the first anniversary of the grant date or the date immediately prior to the next annual meeting of stockholders, subject to each director’s continued service through such vesting date and stockholder approval of the Company’s new equity incentive plan. The Company’s compensation consultant has further recommended to the new board that the Chair of the Board or the Chair of a committee should receive an additional annual cash retainer, payable quarterly in arrears, as follows: the Chair of the Board shall receive $50,000; the Chair of the Audit Committee shall receive $20,000; and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee shall each receive $15,000.

We expect the new board will adopt the recommended compensation package during the first board meeting which is expected to occur promptly after the filing of the Proxy Statement.

Each of the newly appointed directors is expected to enter into the Company’s standard form indemnification agreement promptly following their appointment. Other than these indemnification agreements, none of the seven (7) new independent directors has any arrangement or understanding between with any other person or the Company pursuant to which such director was selected as a director. None of the directors has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Craig A. Barbarosh

Mr. Barbarosh served as Senior Managing Director of CommonWealth Partners LLC, a vertically integrated real estate investment, development and management firm with approximately $8.0 billion of assets under management, from October 2023 to September 2026, where he co-led the firm’s special situations investment strategy. Prior to joining CommonWealth Partners, Mr. Barbarosh was a partner at Katten Muchin Rosenman LLP from 2012 to 2023, where he served as a member of the firm’s Board of Directors and Executive and Operating Committee and led its California restructuring practice. During his legal career, Mr. Barbarosh has been involved in more than 200 restructuring matters across a broad range of industries. From 1992 to 2012, Mr. Barbarosh was an associate and subsequently a partner at Pillsbury Winthrop Shaw Pittman LLP, where he served as a member of the firm’s Board of Directors, chair of its Board Strategy Committee, Managing Partner of its Orange County office and chair of its National Restructuring Practice.

Mr. Barbarosh has extensive public and private company board experience. He has served as a member of the Board of Directors of Evolent Health, Inc. (NYSE: EVH) since 2020, where he currently serves as chair of the Strategy Committee and as a member of the Compensation Committee, and as a member of the Board of Directors of Sabra Health Care REIT, Inc. (NASDAQ: SBRA) since 2010, where he currently serves as chair of the Audit Committee and as a member of the Compensation Committee. Mr. Barbarosh previously served as Vice Chairman of NextGen Healthcare, Inc. (NASDAQ: NXGN) from 2009 to 2023 and as Chairman of the Board of Lifecore Biomedical, Inc. (NASDAQ: LFCR) from 2019 to 2023. He has also served as a director of numerous other public and private companies, frequently in connection with restructurings, insolvencies and other special situations.

Mr. Barbarosh received a Juris Doctor, with honors, from the University of the Pacific, McGeorge School of Law and a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. He has also completed executive education programs in corporate valuation at The Wharton School of the University of Pennsylvania, cybersecurity oversight at Carnegie Mellon University and corporate boards, strategic business valuation and private equity and venture capital at Harvard Business School.

Kevin Covey

Mr. Covey is the founder and Managing Partner of GrayStreet Partners and its predecessor, Caliburn Capital, which he founded in 2009. Mr. Covey is an investor, entrepreneur and real estate developer whose experience spans real estate, private credit, special situations, bankruptcy restructuring, litigation finance, hospitality and energy. His investment experience has also included outdoor advertising, electronics manufacturing, alternative lending and debt investments.

Mr. Covey has significant experience in special-situations investing, including as a lender, investor and acquirer in bankruptcy restructurings, distressed transactions and negotiated workouts. His experience includes providing capital to businesses undergoing reorganization, acquiring distressed assets and creditor interests, structuring recapitalizations and investing in litigation and claims-related opportunities. Through his private credit and investment activities, Mr. Covey has developed financing arrangements and investment vehicles across multiple asset classes, with responsibilities including investment sourcing, underwriting, capital allocation, transaction structuring and ongoing investment oversight.

Real estate investment, development and ownership have been a significant part of Mr. Covey’s career. His experience includes acquisitions, redevelopment, adaptive reuse, hospitality investment and the repositioning of existing properties. Mr. Covey is also an active principal in Ithaca Investments, Ltd., which owns more than 1.2 million square feet of retail shopping center space in Texas. In addition, he serves as manager of Grizzly Asset Management, the financial sponsor of the Grizzly Fund, which focuses on acquiring high-yield and non-performing debt instruments.

Mr. Covey received a degree in Economics from the University of Chicago.

Stephen Haggerty

Mr. Haggerty is the Principal and Founder of Bare Hill Advisory, a multi-strategy real estate investment and advisory platform focused on hospitality and wellness-related assets, which he founded in 2021. From May 2018 to October 2021, Mr. Haggerty served as Managing Partner of Trinity Investments, a private investment platform focused on hospitality real estate and related assets. Prior to joining Trinity Investments, Mr. Haggerty spent approximately 11 years at Hyatt Hotels Corporation in several senior leadership positions. From 2014 to 2018, he served as Global Head of Franchising, Select Service and Capital Strategy; from 2012 to 2014, he served as Global Head of Real Estate and Capital Strategy; and from 2007 to 2012, he served as Global Head of Real Estate and Development.

Prior to joining Hyatt, Mr. Haggerty spent approximately 13 years at Marriott International in a number of increasingly senior positions. From 2005 to 2007, he served as Senior Vice President, Global Asset Management in London; from 2003 to 2005, he served as Senior Vice President, Global Asset Management; from 1997 to 2003, he served as Vice President, Development for the Asia-Pacific region; and from 1994 to 1997, he served as Vice President, Feasibility. Earlier in his career, Mr. Haggerty held positions with HVS International.

Mr. Haggerty served as a member of the Board of Directors of Broadmark Realty Capital Inc. (NYSE: BRMK) from November 2019 to July 2023, where he served as chair of the Compensation Committee, and as a member of the Board of Directors of Playa Hotels & Resorts (NASDAQ: PLYA) from 2013 to 2018. He also served as a member of the Board of Directors of B. Riley Securities from April 2025 to May 2026. Mr. Haggerty currently serves as a board member of Simply Resorts & Retreats, a founding member of the advisory board of Parafin and a Senior Advisor and Managing Director of Devotio Capital Management.

Daniel J. Hirsch

Mr. Hirsch has served as an Executive-in-Residence at Anzu Partners, LLC, a venture capital firm focused on industrial and life science technology companies, since August 2022. From August 2022 to September 2023, Mr. Hirsch also served as Chief Financial Officer and a director of Anzu Special Acquisition Corp I (NASDAQ: ANZU), a special purpose acquisition company. From August 2020 to May 2022, he served as Chief Operating Officer and Chief Financial Officer of Cascade Acquisition Corp. (NYSE: CAS-U), a special purpose acquisition company focused on the financial services sector. From 2018 to 2025, Mr. Hirsch was a principal of KRDH Holdings, LLC, a venture focused on the acquisition, entitlement and development of multifamily real estate projects. From 2017 to 2020, Mr. Hirsch served as a consultant, including advising Farallon Capital Management, L.L.C. with respect to its investment in Playa Hotels & Resorts and Trinity Real Estate Investments, LLC in connection with a special purpose acquisition company transaction.

From 2003 to 2016, Mr. Hirsch held several increasingly senior positions at Farallon Capital Management, L.L.C., including Managing Member, Managing Director and Legal Counsel. From 2013 to 2016, he co-led Farallon’s Real Estate Group, where he helped manage the firm’s real estate team and served as a member of its investment committee. His responsibilities included evaluating acquisition opportunities, negotiating transactions and joint ventures, asset and portfolio management, fundraising and structuring investment vehicles. From 2009 to 2012, Mr. Hirsch worked with Farallon’s Real Estate Group on the management and restructuring of a $3.5 billion real estate equity portfolio spanning multiple property sectors. Earlier in his tenure at Farallon, he worked on the negotiation, structuring and execution of private and public market debt and equity transactions across investment strategies in the United States and internationally. Prior to joining Farallon, Mr. Hirsch was an associate at Covington & Burling from 2001 to 2003, where he worked on corporate transactions in the public and private debt and equity markets.

Mr. Hirsch has extensive public company board experience. He has served as a member of the Board of Directors of Macerich (NYSE: MAC) since June 2018 and currently serves as a member of its Compensation Committee and Capital Allocation Committee and previously served as chair of its Nominating and Corporate Governance Committee. He previously served as a director of Ready Capital Corporation (NYSE: RC) from 2023 to 2024; Broadmark Realty Capital (NYSE: BRMK) from 2019 to 2023, where he served as chair of the Nominating and Corporate Governance Committee and as a member of the Compensation and Finance Committees; and Playa Hotels & Resorts (NASDAQ: PLYA) from 2010 to 2020, where he served as chair of the Compensation Committee and as a member of the Nominating and Corporate Governance and Capital Allocation Committees. Mr. Hirsch also served as a director of Nuburu Inc. (NYSE American: BURU) from 2023 to 2025 and Anzu Special Acquisition Corp I from 2022 to 2023. He currently serves as a member of the advisory board of Shore Capital Real Estate Partners.

Mr. Hirsch received a Juris Doctor from Yale Law School and a Bachelor of Arts degree, summa cum laude, from Amherst College.

Kevin Luebbers

Mr. Luebbers co-founded and has served as a partner of VIC Partners, LLC, an investment partnership focused on acquiring and repositioning hotel properties, since 2004. From 2000 to 2003, Mr. Luebbers served as Executive Vice President and Chief Financial Officer of RFS Hotel Investors, Inc., a publicly traded real estate investment trust, where he was responsible for the company’s capital markets and treasury functions. From 1996 to 2000, he served as Senior Vice President of Planning and Investment Analysis at Hilton Hotels Corporation.

Mr. Luebbers served as a member of the Board of Directors of Ready Capital Corporation, a publicly traded multi -strategy real estate finance company, from 2023 to 2024. From 2019 to 2023, he served as a member of the Board of Directors and chair of the Audit Committee of Broadmark Realty Capital, a publicly traded specialty real estate finance company. From 2005 to 2008, Mr. Luebbers served as a member of the Board of Directors and chair of the Audit Committee of Ambassadors International, Inc., a publicly traded cruise, marina, travel and events company.

Mr. Luebbers received a Bachelor of Science degree from Cornell University and a Master of Business Administration from the University of California, Berkeley.

Gail P. Steinel

Ms. Steinel currently serves as a Senior Advisor to Alvarez & Marsal’s Global Transaction Advisory Group and its U.S. Corporate Transactions Group, which provide financial and operational due diligence services to private equity firms and corporations. She also serves as a Senior Advisor to Nichols Law, a government contracts law firm. Ms. Steinel began her career as an auditor with Arthur Andersen and subsequently held a number of leadership positions with the firm, ultimately serving as Global Managing Partner of its Business Consulting Group. In that role, she led approximately 10,000 professionals across 85 countries providing strategy, people, process and technology services to clients across a broad range of industries. Following the dismantling of Arthur Andersen, Ms. Steinel led a complex series of global transactions and group hires that resulted in approximately 8,000 professionals joining KPMG Consulting, which was subsequently renamed BearingPoint.

Ms. Steinel has approximately 20 years of public and private company board experience. She has served as a member of the Board of Trustees of Federal Realty Investment Trust (NYSE: FRT) since 2006, where she currently serves as chair of the Audit Committee and as a member of the Compensation Committee. She has also served as a member of the Board of Directors of Invesque Corporation (TSX: IVQ) since 2021, where she serves as chair of the Audit Committee and as a member of the Compensation and Nominating Committees. Ms. Steinel has served as a director of DAI Corporation since 2006 and has served as chair of its Audit Committee. From 2009 to 2020, she served as a director of MTS Systems Corporation (NASDAQ: MTSC), where she served as chair of the Audit Committee prior to the company’s acquisition by Amphenol Corporation. In 2025, Ms. Steinel was named by The Wall Street Journal as one of its Top 250 Board Members, recognizing influential and effective directors of S&P 500 companies.

Ms. Steinel received a Bachelor of Science degree in Accounting from Rutgers University. She has also served as a guest lecturer on leadership in crisis at Yale University, Harvard University, the United States Military Academy at West Point and Villanova University.

Stephen W. Theriot

Mr. Theriot is a seasoned finance executive with over 40 years of experience in a variety of senior roles demonstrating expertise in leading large, complex operations, capital allocation strategies, and corporate governance for publicly traded companies.

From 2017 to 2021, Mr. Theriot served as the Chief Financial Officer of JBG SMITH Properties, a NYSE listed REIT and an S&P 400 company that owns, operates, invests in and develops a portfolio of mixed-use properties in and around Washington, D.C.  A member of JBG SMITH’s senior leadership team, he was responsible for the accounting, tax, investor relations and information technology functions.  In conjunction with the spin-off of JBG SMITH from Vornado Realty Trust in 2017, Mr. Theriot directed the development of its stand-alone accounting, tax and information technology teams and processes.  From 2021 to 2022, Mr. Theriot served as a Senior Advisor to JBG SMITH’s leadership team, where he provided advice and counsel on strategic and financial matters.

From 2013 to 2017, Mr. Theriot served as Chief Financial Officer of Vornado Realty Trust where he directed the accounting, tax, investor relations and information technology functions of the multi-billion-dollar S&P 500 REIT.  His key achievements included serving as the deal captain for Vornado’s spin-off of its Washington, DC segment and the formation JBG SMITH.  He also helped direct the spin-off of Vornado’s strip shopping center segment into Urban Edge Properties.

Prior to joining Vornado, he spent approximately 30 years in Deloitte’s Audit & Assurance group, culminating in his appointment as Partner in charge of Deloitte’s Northeast Region Real Estate Practice.  He specialized in service to a wide range of real estate businesses, including REITs, home builders, hospitality and gaming enterprises.  From 2004 to 2013, he also served as Deputy Professional Practice Director and advised clients on the application of GAAP and SEC regulations to complex transactions, including merger and acquisition and capital market transactions.  He also served as the Partner in charge of Deloitte’s Atlanta/Birmingham Audit & Assurance practices from 1998 to 2003.

Mr. Theriot has served as a Senior Advisor to Plumbrook Capital Partners, a real estate investment firm focused on middle-market multifamily real estate investments, since 2024.  He has also served as a member of the Board of Directors of the Treasury Department Federal Credit Union in Washington, DC since 2023, including serving as Vice Chairman from 2024 to 2026.

Mr. Theriot received a Bachelor of Science degree from the University of North Carolina at Chapel Hill.

Appointment of Officers

The following descriptions do not purport to be complete descriptions of the terms and conditions of the employment agreements, and are qualified in their entirety by reference to the full text of the respective agreements, copies of which are filed as Exhibits to this Current Report.

Appointment of President and Chief Executive Officer — Richard J. Stockton

Richard J. Stockton was appointed to the Board of Directors in July 2020. From 2016 until November 2026, Mr. Stockton was employed by Ashford Inc. Mr. Stockton has served as our Chief Executive Officer since November 2016 and as President since April 2017. He also served as the Lead Independent Director of Spirit MTA REIT (NYSE: SMTA) and Trustee of its successor entity, SMTA Liquidating Trust, from 2018 to 2025. Prior to joining our Company, Mr. Stockton served as Global Co-Head and Global Chief Operating Officer for Real Estate at CarVal Investors, a subsidiary of Cargill Inc., with real estate investments in the United States, Canada, the United Kingdom and France. He also previously served as President & CEO-Americas for OUE Limited, a publicly listed Singaporean property company, where he established the business that acquired and refurbished the US Bank Tower in Los Angeles in 2013. The majority of his career, over 15 years, was spent at Morgan Stanley in real estate investment banking in various roles including Head of EMEA Real Estate Banking in London, where he was responsible for business across Europe, the Middle East and Africa and Co-Head of Asia Pacific Real Estate Banking, where he was responsible for a team across Hong Kong, Singapore, Sydney and Mumbai. He is also a member of the Board of the American Hotel and Lodging Association. Mr. Stockton is a frequent speaker and panelist at industry conferences and events, including NAREIT, the NYU International Hospitality Industry Investment Conference, and the Americas Lodging Investment Summit. He is a dual citizen of the United States and the United Kingdom. Mr. Stockton received a Master’s of Business Administration degree in Finance and Real Estate from The Wharton School, University of Pennsylvania, and a Bachelor of Science degree from Cornell University, School of Hotel Administration.

Mr. Stockton will continue to serve as President and Chief Executive Officer of the Company and as a member of the Board of Directors. In connection with the Company’s transition to self-management, the Company entered into a new employment agreement with Mr. Stockton (the “Stockton Employment Agreement”), dated November 10, 2026, including a termination of his prior employment agreement with Ashford Inc. The Stockton Employment Agreement and the related termination of the Ashford Inc. employment agreement are filed as Exhibits 10.2 and 10.3, respectively, to this Current Report and are incorporated herein by reference.

There are no arrangements or understandings between Mr. Stockton and any other person pursuant to which he was appointed as President and Chief Executive Officer, other than as described herein. Mr. Stockton does not have any family relationship with any director, executive officer or person nominated to become a director or executive officer of the Company. Mr. Stockton has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than his prior service at Ashford Inc.

Appointment of Chief Financial Officer, Chief Accounting Officer, and Treasurer — Justin R. Coe

Effective November 10, 2026, the Board of Directors of the Company appointed Justin R. Coe, age 43, as Chief Financial Officer, Chief Accounting Officer, and Treasurer of the Company.

Mr. Coe serves as the Chief Financial Officer, Chief Accounting Officer, and Treasurer of Braemar Hotels & Resorts Inc. and brings more than 20 years of experience in accounting, financial reporting, corporate finance, and capital markets. Mr. Coe joined Ashford Inc. in 2015, previously serving as Senior Vice President of Accounting, before becoming a direct employee of BHR Luxury Hotels Management, LLC effective November 10, 2026 in connection with the Company’s transition to self-management. In his current role, he oversees the finance, accounting, tax, internal audit, information systems, and financial reporting functions for the Company. He also works closely with executive leadership and the Board of Directors on debt and equity capital markets activities, financial planning and analysis, acquisitions, and other strategic initiatives. Prior to joining Ashford, Mr. Coe spent nearly a decade with Ernst & Young LLP, ultimately serving as a Senior Manager for public and private companies across a variety of industries, including real estate, airlines, and medical devices, in both domestic and international markets. Mr. Coe earned a Bachelor of Business Administration and a Master of Accountancy from Texas State University and is a Certified Public Accountant in the State of Texas.

In connection with his appointment, the Company entered into an employment agreement with Mr. Coe, dated November 10, 2026, a copy of which is filed as Exhibit 10.4 to this Current Report and is incorporated herein by reference. Additionally, Mr. Coe entered into a separation agreement with Ashford Inc., a copy of which is filed as Exhibit 10.5 to this Current Report and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Coe and any other person pursuant to which he was appointed as Chief Financial Officer, Chief Accounting Officer, and Treasurer, other than as described herein. Mr. Coe does not have any family relationship with any director, executive officer or person nominated to become a director or executive officer of the Company. Mr. Coe has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than his prior service as Senior Vice President of Accounting from 2015 to 2026 as described above.

Appointment of Chief Legal Officer and Secretary — Robert G. Haiman

Effective November 10, 2026, the Board of Directors of the Company appointed Robert G. Haiman, age 58, as Chief Legal Officer and Secretary of the Company.

Mr. Haiman is the Company’s Chief Legal Officer and Secretary. From 2021 through 2026, Mr. Haiman served as Founder and Owner of The Law Office of Robert G. Haiman, Esq., where he represented real estate owners and developers, including family offices, in a range of commercial real estate projects. Mr. Haiman previously served as Executive Vice President, General Counsel and Secretary of the Company, Ashford Trust and Ashford Inc. from 2018 to 2021. Prior to joining the Company in 2018, Mr. Haiman spent 14 years at Remington Lodging, where he oversaw a variety of legal and business initiatives for one of the largest third-party hotel management companies in the country, most recently serving as Remington Lodging’s Chief Legal Officer. From 1996 through 2004, Mr. Haiman was a real estate attorney in the Dallas office of Gibson, Dunn & Crutcher LLP. Mr. Haiman holds a B.A. degree from Amherst College and a J.D. from Duke University School of Law.

In connection with his appointment, the Company entered into an employment agreement with Mr. Haiman, dated November 10, 2026, a copy of which is filed as Exhibit 10.6 to this Current Report and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Haiman and any other person pursuant to which he was appointed as Chief Legal Officer and Secretary, other than as described herein. Mr. Haiman does not have any family relationship with any director, executive officer or person nominated to become a director or executive officer of the Company. Mr. Haiman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than his prior service as Executive Vice President, General Counsel and Secretary of the Company, Ashford Trust and Ashford Inc. from 2018 to 2021 as described above.

New Executive Employment Agreements

On November 10, 2026, BHR Luxury Hotels Management, LLC and the Company entered into employment agreements with Richard J. Stockton, the Company’s President and Chief Executive Officer; Justin R. Coe, the Company’s Chief Financial Officer, Chief Accounting Officer, and Treasurer; and Robert G. Haiman, the Company’s Chief Legal Officer and Secretary (the “Employment Agreements”). The Employment Agreements have an initial term ending November 9, 2029, which will automatically renew for additional one-year terms unless the Company or the executive gives notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term.

Base Salary and Bonus. The Employment Agreements provide each executive with an initial annual base salary, which is $725,000 for Mr. Stockton, and $450,000 for Messrs. Coe and Haiman. Each executive will also be entitled to an annual bonus opportunity, with specified threshold, target and maximum performance levels set as a percentage of each executive’s annual base salary. Mr. Stockton has a threshold bonus opportunity equal to 75% of his annual base salary, a target bonus opportunity equal to 150% of his annual base salary and a maximum bonus opportunity equal to 175% of his annual base salary, while Messrs. Coe and Haiman have threshold bonus opportunities equal to 50% of each executive’s annual base salary, target bonus opportunities equal to 100% of each executive’s annual base salary and a maximum bonus opportunity equal to 150% of each executive’s annual base salary. Each executive’s actual annual bonus (if any) will become payable based on the applicable performance level that is achieved each year as determined by the Company’s Compensation Committee.

Equity Awards. Pursuant to the Employment Agreements, each executive will be eligible to participate in the Company’s long-term incentive or other equity incentive plans applicable to similarly situated executives. The Employment Agreements do not entitle any executive to receive any specific equity awards, and no awards were issued, in connection with each executive’s appointment.

Severance Terms. If the Company terminates an executive’s employment without cause or determines not to renew an Employment Agreement at the end of the initial or any extended term, or if the executive resigns for good reason (each as defined in the Employment Agreement), the executive will be entitled to receive, in addition to accrued obligations: (i) a lump sum severance payment equal to a multiple of the executive’s annual base salary plus average incentive bonus earned over the prior three (3)completed years (or such lesser number of completed years the executive was employed), with the multiple for Mr. Stockton being equal to three (3) and the multiple for Messrs. Coe and Haiman equal to two (2); (ii) reimbursement of the costs of continued medical coverage under COBRA for up to twenty-four (24) months (the “COBRA Benefits”); (iii) after the end of the year in which the termination occurs, payment of a pro-rata bonus based on actual performance for the year of termination (but no less than a pro-rata portion of the executive’s target bonus); and (iv) full acceleration of all outstanding time based equity awards and pro-rata accelerated vesting of all outstanding performance based awards (with such pro-rata performance based awards to vest at the greater of target or the level earned based on actual performance). Lesser severance benefits are payable upon an executive’s termination due to death or disability.

The Employment Agreements do not provide for any enhanced severance benefits for a qualifying termination in connection with a change in control of the Company. However, if an executive resigns without good reason or determines not to renew the Employment Agreement, the executive will be entitled to the COBRA Benefits and a payment equal to the executive’s annual base salary plus average incentive bonus earned over the prior three (3) completed years (or such lesser number of completed years the executive was employed), with payment payable in substantially equal installments over a period of twelve (12) months subject to the executive’s compliance with the restrictive covenants contained in the Employment Agreements. In consideration of an executive’s receipt of any severance benefits under the Employment Agreement, and as a precondition to their receipt, the executive must execute and deliver, and not revoke, a release in favor of the Company in substantially the form attached to the Employment Agreement.

The Employment Agreements require the executives to comply with non-competition and non-solicitation restrictions that last for one (1) year following the executive’s termination of employment.

The foregoing description of the Employment Agreements is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.2, 10. 4 and 10.6 to this Current Report on Form 8-K and are incorporated by reference herein.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Charter Amendments — Articles of Amendment

The Board of Directors approved Articles of Amendment (the “Articles of Amendment”) amending the Company’s Charter. The Company expects to file the Articles of Amendment with the Maryland State Department of Assessments and Taxation, following approval by stockholders at the Company’s 2026 annual meeting of stockholders. The Board believes the amendments modernize the Company’s Charter, enhance shareholder rights and provide a more streamlined and flexible corporate governance framework that better reflects the Company’s current circumstances.

Elimination of Supermajority Voting Requirement

The Board determined that the supermajority voting requirement contained in Article VI, Section 9 of the Charter is no longer necessary or appropriate and that eliminating this heightened voting standard would enhance stockholder rights and better align the Charter with contemporary corporate governance practices. Article VI, Section 9 previously required the affirmative vote of holders of at least two-thirds of all votes entitled to be cast to approve amendments to Article VI of the Charter, which contains provisions principally designed to protect the Company’s qualification as a REIT, including limitations on the ownership and transfer of the Company’s capital stock and related provisions governing exceptions, administration and enforcement of those limitations.

The Articles of Amendment eliminate this supermajority voting requirement and provide that future amendments to Article VI may be approved by the affirmative vote of holders of a majority of the votes entitled to be cast on the matter. The amendment does not itself modify the substantive ownership and transfer restrictions contained in Article VI, including the provisions designed to protect the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes. Rather, the amendment modifies only the voting standard applicable to future amendments to Article VI.

Other Governance Amendments

The Board undertook a review of the Company’s Charter and determined that certain provisions should be updated to simplify and modernize the Company’s governance framework and provide the Company with greater flexibility to respond to changing circumstances. The Articles of Amendment effect the following specific changes to the Charter:

•	Article V, Section 7 — Approval of Extraordinary Actions. The amendment updates this provision to remove the reference to actions “permitting or” requiring a greater proportion of votes such that any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

•	Article VII, Section 3 — Number and Terms of Directors. The amendment removes the fixed number of seven (7) directors and replaces it with a flexible formulation whereby the number of directors shall be fixed from time to time and may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The amendment also removes the legacy list of named directors who served until the first annual meeting of stockholders.

•	Article VII, Section 4 — Nominations of Director Candidates. The amendment removes the provision that, for so long as Ashford Hospitality Advisors LLC, or its successor in interest, was acting as the external advisor of the Company, the Company was required to include two persons designated by the Advisor as candidates for election as director at any stockholders meeting at which directors were to be elected, and all related provisions governing the Advisor’s director nomination rights. This provision is no longer applicable following the termination of the Advisory Agreement.

A copy of the Articles of Amendment is filed as Exhibit 3.2 to this Current Report and is incorporated herein by reference.

Bylaws Amendments — Sixth Amended & Restated Bylaws

As part of its ongoing commitment to strong corporate governance, the Board approved several amendments to the Company’s Bylaws (the “Sixth Amended & Restated Bylaws”) designed to enhance stockholder rights, strengthen director accountability and modernize the Company’s governance framework. The material amendments to the Company’s Bylaws are as follows:

Uniform Quorum Requirement

The Sixth Amended & Restated Bylaws eliminate the prior provision that set a lower quorum of one-third of all the votes entitled to be cast at an annual meeting of stockholders called by the Board of Directors for any matter proposed by the Board of Directors. The uniform quorum requirement is now the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter.

Director Responsiveness — Majority Voting and Resignation Policy

The Sixth Amended & Restated Bylaws provide that if, in any election of directors of the Company which is not a contested election, an incumbent director does not receive the affirmative vote of a majority of the votes cast for such nominee in the election of directors, such incumbent director shall promptly tender his or her resignation as a director, and the Nominating and Corporate Governance Committee will promptly accept any such tendered resignation. This change strengthens director accountability by ensuring that an incumbent director who does not receive majority support from stockholders will promptly tender their resignation and no longer continue to serve on the Board.

Modernized Advance Notice Provisions

The Board updated and streamlined the Company’s advance notice provisions to provide greater clarity and appropriate transparency regarding stockholder nominations and proposals, while narrowing certain disclosure requirements. Specifically, the advance notice window for annual meeting nominations and proposals has been updated from 90 days/60 days prior to the anniversary date of the prior year’s annual meeting to 120 days/90 days prior to such anniversary date, and conforming changes have been made to the provisions applicable to special meetings.

Expanded Proxy Access

The maximum percentage of directors that may be subject to proxy access nominations has been increased from 20% to 25% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to the proxy access provisions (rounded down to the nearest whole number). This provides eligible long-term stockholders a greater opportunity to nominate director candidates through the Company’s proxy materials.

Refined Procedural Requirements and Disclosure Obligations

The Board removed certain procedural requirements, thereby providing for more meaningful participation in the Company’s governance. Among other changes, the disclosure obligations for Stockholder Associated Persons in connection with stockholder proposals have been streamlined by removing the requirement to provide presentations, documents or marketing materials containing performance, personnel or investment thesis information with respect to the Corporation, and narrowing the requirement to a copy of the prospectus, offering memorandum or similar document, if any, provided to third parties to solicit an investment in such stockholder and each such Stockholder Associated Person. In addition, the definition of “Stockholder Associated Person” has been narrowed to remove references to persons forming groups with stockholders for the purpose of acquiring, holding, voting or disposing of Company Securities and related provisions.

The Board believes these enhancements meaningfully strengthen the Company’s governance practices and further align the Company’s governance framework with the interests of its stockholders.

The Sixth Amended & Restated Bylaws became effective on November 10, 2026. A copy of the Sixth Amended & Restated Bylaws is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

ITEM 5.05 AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS

In connection with the Company’s transition to self-management effective November 10, 2026, the Board of Directors adopted an amended and restated Code of Business Conduct and Ethics (the “Code of Ethics”) and a separate Code of Ethics for the Chief Executive Officer and Chief Financial Officer (the “Senior Officer Code of Ethics”).

The Company’s Code of Ethics applies to each of the Company’s directors, officers and employees. Effective November 10, 2026, in connection with the termination of the Advisory Agreement with the former advisor and the Company’s transition to self-management, the Company’s executive officers became direct employees of the Company. The term “officers and employees” includes individuals who: (i) are employed directly by the Company; or (ii) prior to November 10, 2026, were employed by the former advisor or its subsidiaries and: (a) had been named one of the Company’s officers by the Board; or (b) had been designated as subject to the Code of Ethics by the legal department of the former advisor.

Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports filed with the SEC and other public communications; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Ethics to appropriate persons identified therein; protection of Company assets, including corporate opportunities and confidential information; and accountability for compliance with the Code of Ethics.

Any waiver of the Code of Ethics for executive officers or directors may be made only by the Board or one of the Board committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

The amendments to the Code of Ethics and the adoption of the Senior Officer Code of Ethics were necessary to reflect the transition to a self-managed REIT structure in which all officers and employees are direct employees of the Company, rather than employees of the Company’s former advisor or its affiliates. No waiver of the Code of Ethics was granted in connection with these amendments.

Copies of the Code of Ethics and the Senior Officer Code of Ethics are filed as Exhibits 14.1 and 14.2 to this Current Report and are incorporated herein by reference.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

CERTAIN INFORMATION REGARDING PARTICIPANTS

Braemar and its directors and certain of its executive officers will be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders by Braemar in connection with the matters to be considered at Braemar’s 2026 Annual Meeting of Stockholders. Information regarding the names of Braemar’s executive officers and directors and their respective interests in Braemar by security holdings or otherwise is set forth (i) in Braemar’s proxy statement for the 2025 Annual Meeting of Stockholders, which was filed with the SEC on: October 30, 2025 (the “2025 Proxy Statement”), which is available here, including under the headings “SUMMARY”, “PROPOSAL NUMBER ONE-ELECTION OF DIRECTORS”, “CORPORATE GOVERNANCE”, “BOARD OF DIRECTORS AND COMMITTEES”, “EXECUTIVE OFFICERS”, “EXECUTIVE COMPENSATION”, “PROPOSAL NUMBER TWO-ADVISORY APPROVAL OF EXECUTIVE COMPENSATION”, “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS” and “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS”; and (ii) under Item 1.01 “ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT” in the Current Reports on Form 8-K filed by Braemar with the SEC on December 23, 2025 (available here), on March 17, 2026 (available here), on April 3, 2026 (available here) and on May 22, 2026 (available here), under Item 5.02 “DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS” in the Current Reports on Form 8-K filed by Braemar with the SEC on February 25, 2026 (available here), on February 27, 2026 (available here), on March 6, 2026 (available here), on March 17, 2026 (available here) and on May 28, 2026 (available here), under Item 5.07 “SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS” in the Current Report on Form 8-K filed by Braemar with the SEC on December 16, 2025 (available here) and under Item 8.01 “OTHER EVENTS” in the Current Report on Form 8-K filed by Braemar with the SEC on June 1, 2026 (available here). To the extent holdings of such persons in the Company’s securities have changed since the amounts described in the 2025 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, by James A. Plohg on December 22, 2025 (available here), by James A. Plohg on January 14, 2026 (available here), by Monty J. Bennett on February 26, 2026 (available here), by Richard J. Stockton on February 26, 2026 (available here) and by Eric Batis on June 1, 2026 (available here). Additional information can also be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026 (available here), as amended by the Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (available here). Details concerning the nominees of Braemar’s Board of Directors for election at the 2026 Annual Meeting will be included in the Proxy Statement. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are or will be available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Braemar are also available free of charge by accessing the “SEC Filings” section of the Company’s website at www.braemar.q4ir.com/investor/financials-sec-filings/sec-filings/. Further information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement.

IMPORTANT INFORMATION AND WHERE TO FIND IT

Braemar Hotels & Resorts Inc. (the “Company” or “Braemar”) intends to file a proxy statement and GOLD proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders for Braemar’s 2026 Annual Meeting of Stockholders (the “Proxy Statement”). This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other document that Braemar may file with the SEC in connection with any solicitation by Braemar. BRAEMAR STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY BRAEMAR AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain copies of these documents and other documents filed with the SEC by Braemar free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Braemar are also available free of charge by accessing the “SEC Filings” section of the Company’s website at www.braemar.q4ir.com/investor/financials-sec-filings/sec-filings/.

ITEM 7.01 REGULATION FD

Termination of the Advisory Agreement

On November 10, 2026, the Company issued a press release (the “Termination Press Release”) announcing the termination of the Advisory Agreement and the other information disclosed in this Current Report.

CMBS Loan

On November 10, 2026, the Company issued a press release (the “CMBS Press Release”) announcing the closing of a new $358.0 million CMBS loan secured by The Ritz-Carlton St. Thomas, The Ritz-Carlton Reserve Dorado Beach, The Notary Hotel and Sofitel Chicago Magnificent Mile. The loan is interest-only, has a two-year initial term with three one-year extension options, subject to certain conditions, taking the final maturity to November 2031 and provide for a floating interest rate of SOFR +2.37%. The new loan replaces two existing CMBS loans with combined outstanding balances of approximately $290.4 million as of September 30, 2026. The loan secured by The Ritz-Carlton St. Thomas, with a balance of approximately $80.5 million, carried a spread of SOFR + 4.91% and had a final maturity of August 2029. The loan secured by The Ritz-Carlton Reserve Dorado Beach, The Notary Hotel and Sofitel Chicago Magnificent Mile, with a balance of approximately $209.9 million, carried a spread of SOFR + 2.83% and had a final maturity of March 2030. Together, the refinancing reduces the weighted-average spread on the loans for these four hotels by approximately 104 basis points, from approximately 3.41% to approximately 2.37%, while also extending the final maturities. The $358.0 million loan balance is $42.0 million lower than the $400.0 million estimated in the Company’s October 2026 investor presentation.

Copies of the press releases are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description
3.1	Sixth Amended and Restated Bylaws of Braemar Hotels & Resorts Inc., effective as of November 10, 2026
3.2	Proposed Articles of Amendment to the Charter of Braemar Hotels & Resorts Inc.
10.1	Termination and Release Agreement, dated November 10, 2026, between the Braemar Parties and the Ashford Parties
10.2	Employment Agreement, dated November 10, 2026, between Braemar Hotels & Resorts Inc. and Richard J. Stockton
10.3	Release and Waiver, dated November 10, 2026, between Ashford Inc. and Richard J. Stockton (Termination of AINC Employment Agreement)
10.4	Employment Agreement, dated November 10, 2026, between Braemar Hotels & Resorts Inc. and Justin R. Coe
10.5	Separation Agreement and General Release, dated November 10, 2026, between Ashford Inc. and Justin Coe (Termination of AINC Employment Agreement)
10.6	Employment Agreement, dated November 10, 2026, between Braemar Hotels & Resorts Inc. and Robert G. Haiman
14.1	Code of Business Conduct and Ethics of Braemar Hotels & Resorts Inc., effective as of November 10, 2026
14.2	Code of Ethics for Chief Executive Officer and Chief Financial Officer of Braemar Hotels & Resorts Inc., effective as of November 10, 2026
99.1	Termination Press Release dated November 10, 2026
99.2	CMBS Press Release dated November 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAEMAR HOTELS & RESORTS INC.

Dated: November 10, 2026	By:	/s/ Robert G. Haiman
Robert G. Haiman
Title: Chief Legal Officer and Secretary